Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the references made to our firm under the captions "Financial Highlights" for Scudder Focus Value+Growth Fund in the Core/Large Cap Funds - Advisor Classes A, B and C Prospectus and "Auditors" and "Financial Statements" in the Statement of Additional Information for Scudder Focus Value+Growth Fund included in Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, No. 33-61433). We also consent to the incorporation by reference into the Statement of Additional Information for Scudder Focus Value+Growth Fund of our report dated January 16, 2002 with respect to the financial statements and financial highlights of Scudder Focus Value+Growth Fund included in the November 30, 2001 annual report.


                                                /s/ERNST & YOUNG LLP

Boston, Massachusetts
February 26, 2002